Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Third Quarter Results

BRISBANE, CALIF. – May 3, 2012 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended March 31, 2012. In the second fiscal quarter of the prior year, the Company closed its remaining 25 PH8 stores, with the entire PH8 division results being presented as discontinued operations for all periods herein.

Net sales from continuing operations for the third quarter of fiscal 2012 were $121.0 million, up 10.5% from $109.5 million reported for the third quarter a year ago. As previously reported, comparable store sales for the quarter ended March 31, 2012 increased 7.2% compared to a decrease of 0.8% in the prior year.

Gross margin from continuing operations as a percentage of net sales increased to 38.7% in the third quarter of fiscal 2012, compared to 36.8% in the third quarter of fiscal 2011. The increase in gross margin as a percentage of net sales from the prior year of 1.9% was primarily due to positive occupancy leverage and an increase in merchandise margin.

SG&A expenses from continuing operations for the third quarter of fiscal 2012 were $47.2 million, or 39.0% of net sales, compared to $45.0 million, or 41.1% of net sales for the same period of the prior year. The dollar increase over the prior year was primarily due to higher compensation expenses.

Income tax expense for the third quarter of fiscal 2012 was $65,000. The tax expense for the current year was unfavorably affected by discrete items incurred during the quarter.

Net loss from continuing operations of $0.2 million, or $0.00 per share, on 84.3 million diluted shares outstanding compared to a net loss of $2.6 million, or $0.03 per share, on 84.1 million diluted shares outstanding for the same period of the prior year.

Net sales from continuing operations for the year-to-date period ended March 31, 2012 were $399.3 million, up 10.6% from $361.0 million for the year-to-date period ended April 2, 2011. Comparable store sales for the year-to-date period ended March 31, 2012 increased 8.1% compared to a decrease of 1.7% in the prior year.

Net earnings from continuing operations for the year-to-date period ended March 31, 2012 were $8.7 million compared to a net loss of $0.7 million in the prior year. The increase in earnings was the result of sales growth and expansion in gross margin, partially offset by increases in compensation and advertising expenses as we continue to fuel our future growth. Earnings per share from continuing operations for the year-to-date period ended March 31, 2012 was $0.10 per share on 84.4 million diluted shares outstanding, compared to net loss per share of $0.01 per share on 84.4 million diluted shares outstanding in the prior year.

Net loss from discontinued operations for the prior year-to-date period ended April 2, 2011 was $5.8 million, or $0.07 per share, on 84.4 million diluted shares outstanding.

During the quarter ended March 31, 2012, the Company opened 2 bebe stores and converted 1 bebe store into a 2b store, and closed 7 bebe stores. For the remainder of fiscal year 2012, we anticipate opening 3 2b stores, and closing 2 bebe stores, which will result in no change to total store square footage. In addition, our international licensees are anticipated to add up to 5 points-of–sale for the remainder of the year.

For the fourth quarter of fiscal 2012, the Company currently anticipates comparable store sales growth in the low-single digit range, as we are comparing to the strong performance of last year’s fiscal fourth quarter. Depending on actual sales and markdowns, the net income from continuing operations is expected to be in the range of $0.02—$0.04 per share, compared to $0.06 per share in the prior year. The prior year was positively affected by improved comparable store sales, significant improvement in merchandise margin, and leverage on SG&A. Given the growth strategies the Company put in place, our SG&A for the current year assumes higher compensation, advertising and other expenses, including certain one-time costs relating to the planned transition of bebe.com to a company managed platform.

The Company and the bebe.com third party service provider have entered into a termination agreement. We anticipate migrating to a company managed platform in the first quarter of fiscal 2013. In addition, as part of the Company’s long-term strategy to manage store distribution as well as direct to consumer fulfillment for both bebe.com and 2bstores.com, the Company has purchased its existing distribution facility in Benicia, California for $18 million. The company believes both of these decisions will support its long-term growth objectives across its multi-channel platform.

For the year-to-date period the Company’s capital expenditures were approximately $17.5 million and depreciation expense from continuing operations was approximately $15.1 million. Depreciation for the year will be approximately $21 million. Total capital expenditures for the year, excluding the purchase of the distribution center, are anticipated to be $27 million which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

The Company is currently anticipating an effective tax rate of approximately 41.0% for fiscal 2012.

For the fourth quarter of fiscal 2012, the Company is currently planning finished goods inventory to increase in the mid-single digit range on a per square foot basis compared to the increase of 1% in the fourth quarter of fiscal 2011.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 41800254. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 249 stores, of which 205 are bebe stores, including the on-line store bebe.com, and 44 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through both its licensees in approximately 19 countries.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	March 31 2012	April 2 2011
Assets
Cash and equivalents	$113,239	$88,251
Available for sale securities	79,926	85,519
Inventories, net	34,234	34,051
Total current assets	251,332	239,450
Available for sale securities	64,410	73,747
Property and equipment, net	93,871	89,801
Total assets	447,705	434,795
Liabilities and Shareholders’ Equity
Total current liabilities	$47,518	$41,745
Total liabilities	87,230	83,042
Total shareholders’ equity	360,475	351,753
Total liabilities and shareholders’ equity	447,705	434,795

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended				For the Nine Months Ended
	31-Mar 2012%		2-Apr 2011%		31-Mar 2012%		2-Apr 2011%
Net sales	$121,035	100.0%	$109,490	100.0%	$399,294	100.0%	$360,956	100.0%
Cost of sales, including production and occupancy	74,220	61.3	69,212	63.2	241,073	60.4	223,581	61.9

Gross margin	46,815	38.7	40,278	36.8	158,221	39.6	137,375	38.1
Selling, general and administrative expenses	47,196	39.0	45,026	41.1	144,165	36.1	139,329	38.6

Operating income (loss)	(381)	(0.3)	(4,748)	(4.3)	14,056	3.5	(1,954)	(0.5)
Interest and other income, net	232	0.2	144	0.1	642	0.2	694	0.2

Income from continuing operations before income taxes	(149)	(0.1)	(4,604)	(4.2)	14,698	3.7	(1,260)	(0.3)
Income tax provision (benefit)	65	0.1	(1,969)	(1.8)	5,997	1.5	(579)	(0.1)

Income (loss) from continuing operations, net of tax	(214)	(0.2)	(2,635)	(2.4)	8,701	2.2	(681)	(0.2)
Loss from discontinued operations, net of tax	—	—	—	—	—	—	(5,835)	(1.6)

Net income (loss)	$(214)	(0.2)%	$(2,635)	(2.4)%	$8,701	2.2%	$(6,516)	(1.8)%

Basic per share amounts:
Income (loss) from continuing operations, net of tax	$(0.00)		$(0.03)		$0.10		$(0.01)
Loss from discontinued operations, net of tax	—		—		—		(0.07)

	$(0.00)		$(0.03)		$0.10		$(0.08)

Diluted per share amounts:
Income from continuing operations, net of tax	$(0.00)		$(0.03)		$0.10		$(0.01)
Loss from discontinued operations, net of tax	—		—		—		(0.07)

	$(0.00)		$(0.03)		$0.10		$(0.08)

Basic weighted average shares outstanding	84,280		84,050		84,198		84,403
Diluted weighted average shares outstanding	84,280		84,050		84,443		84,403
Number of stores open at beginning of period	256		253		252		298
Number of stores opened during period	3		2		10		6
Number of stores closed during period	8		6		11		55
Number of stores open at end of period	251		249		251		249
Number of stores expanded/relocated during period	—		—		1		4
Total square footage at end of period (000’s)	998		998		998		998